EXHIBIT 99.CODEETH

TCW FUNDS, INC.

TCW STRATEGIC INCOME FUND, INC.

CODE OF ETHICS FOR CHIEF EXECUTIVE AND

PRINCIPAL FINANCIAL & ACCOUNTING OFFICERS

I.                                      Covered Officers/Purpose of the Code

                                                This code of ethics (the “Code”) for the TCW Strategic Income Fund, Inc. and TCW Funds, Inc. (collectively, the “Funds” and each, a “Company”) applies to the Company’s President & Chief Executive Officer and Treasurer and Principal Financial & Accounting Officer (the “Covered Officers” each of whom are set forth in Exhibit A) for the purpose of deterring wrongdoing and promoting:

•                  honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•                  full, fair, accurate, timely and understandable disclosure in reports and documents that a registrant files with, or submits to, the Securities and Exchange Commission (“SEC”) and in other public communications made by the Company;

•                  compliance with applicable laws and governmental rules and regulations;

•                  the prompt internal reporting of violations of the Code to an appropriate person or persons identified in the Code; and

•                  accountability for adherence to the Code.

Each Covered Officer should adhere to a high standard of business ethics and should be sensitive to situations that may give rise to actual as well as apparent conflicts of interest.

II.                                  Covered Officers Should Handle Ethically Actual and Apparent Conflicts of Interest

                                                Overview.  A “conflict of interest” occurs when a Covered Officer’s private interest interferes with the interests of, or his service to, a Company.  For example, a conflict of interest would arise if a Covered Officer, or a member of his family, receives improper personal benefits as a result of his position in a Company.

                                                Certain conflicts of interest arise out of the relationships between Covered Officers and each Company and already are subject to conflict of interest provisions in the Investment Company Act of 1940 (“Investment Company Act”) and the Investment Advisers Act of 1940 (“Advisers Act”).  For example, Covered Officers may not individually engage in certain transactions (such as the purchase or sale of securities or other property) with a Company because of their status as “affiliated persons” of each Company pursuant to Section 17 of the

Investment Company Act.  Each Company’s and its investment adviser’s compliance programs and procedures are designed to prevent, or identify and correct, violations of these provisions.  This Code does not, and is not intended to, repeat or replace these programs and procedures, and such conflicts fall outside of the parameters of this Code.

                                                Although typically not presenting an opportunity for improper personal benefit, conflicts arise from, or as a result of, the contractual relationship between each Company and the investment adviser of which the Covered Officers are also officers.  As a result, this Code recognizes that the Covered Officers will, in the normal course of their duties (whether formally for a Company or for the investment adviser, or for both), be involved in establishing policies and implementing decisions which will have different effects on the investment adviser and each Company.  The participation of the Covered Officers in such activities is inherent in the contractual relationship between each Company and the investment adviser and is consistent with the performance by the Covered Officers of their duties as officers of a Company and, if addressed in conformity with the provisions of the Investment Company Act and the Advisers Act, will be deemed to have been handled ethically.  In addition, it is recognized by the Board of Directors of each Company (each, a “Board”) that the Covered Officers may also be officers or employees of one or more other investment companies covered by this or other codes.

                                                Other conflicts of interest are covered by the Code, even if such conflicts of interest are not subject to provisions in the Investment Company Act and the Advisers Act.  In reading the following examples of conflicts of interest under the Code, Covered Officers should keep in mind that such a list cannot ever be exhaustive by covering every possible scenario.  It follows that the overarching principle is that the personal interest of a Covered Officer should not be placed improperly before the interest of a Company.

                                                Each Covered Officer must:

•                  not use his personal influence or personal relationships improperly to influence investment decisions or financial reporting by a Company whereby the Covered Officer would benefit personally to the detriment of the Company;

•                  not cause a Company to take action, or fail to take action, for the individual personal benefit of the Covered Officer rather than the benefit of the Company;

•                  not use material non-public knowledge of portfolio transactions made or contemplated for a Company to trade personally or cause others to trade personally in contemplation of the market effect of such transactions;

•                  report at least annually any directorships or other affiliations with other public companies.

There are some conflict of interest situations that must be approved by one of the President or Chief Executive Officer of the TCW Group, Inc., the general counsel of a Company (the “General Counsel”) or the Chief Compliance Officer of the investment adviser.  Examples of these include:

•                  service as a director on the board of any public company;

•                  service as an executor, trustee, guardian, conservator, general partner or other fiduciary, or any appointment as a consultant in connection with fiduciary or active money management matters exclusive of appointments involving personal estates;

•                  the receipt of any entertainment from any company with which a Company has current or prospective business dealings unless such entertainment is business-related, reasonable in cost, appropriate as to time and place, and not so frequent as to raise any question of impropriety;

•                  any ownership interest in, or any consulting or employment relationship with, any of a Company’s service providers, other than its investment adviser, principal underwriter or any affiliated person thereof except that nothing herein shall prevent a Covered Officer from acquiring publicly traded securities of a service provider in a market transaction;

•                  a direct or indirect financial interest in commissions, transaction charges or spreads paid by a Company for effecting portfolio transactions or for selling or redeeming shares other than an interest arising from the Covered Officer’s employment, such as compensation or equity ownership.

In addition, Covered Officers should refrain from accepting gifts of more than a de minimis value from providers of goods and services to a Company.

III.                              Disclosure & Compliance

•                  Each Covered Officer should familiarize himself with the disclosure requirements generally applicable to each Company;

•                  each Covered Officer should not knowingly misrepresent, or cause others to misrepresent, facts about a Company to others, whether within or outside the Company, including to a Company’s Board and auditors, and to governmental regulators and self-regulatory organizations;

•                  each Covered Officer should, to the extent appropriate within his area of responsibility, consult with other officers and employees of the Funds and the investment adviser with the goal of promoting full, fair, accurate, timely and understandable disclosure in the reports and documents the Funds file with, or submit to, the SEC and in other public communications made by the Funds; and

•                  it is the responsibility of each Covered Officer to promote compliance with the standards and restrictions imposed by applicable laws, rules and regulations.

IV.                             Reporting and Accountability

                                                Each Covered Officer must:

•                  upon adoption of the Code, affirm in writing to the Board that he has received, read, and understands the Code;

•                  annually thereafter affirm to the Board that he has complied with the requirements of the Code;

•                  not retaliate against any Covered Officer or employees of the Funds or their affiliated persons for reports of potential violations that are made in good faith; and

•                  notify the General Counsel promptly if he knows of any violation of this Code.  Failure to do so is itself a violation of this Code.

The General Counsel is responsible for applying this Code to specific situations in which questions are presented under it and has the authority to interpret this Code in any particular situation.  However, any approvals or waivers sought by the Covered Officer will be considered by the Audit Committee of each Company (the “Committee”).

The Funds will follow these procedures in investigating and enforcing this Code.

•                  the General Counsel will take all appropriate action to investigate any potential violations reported to him;

•                  if, after such investigation, the General Counsel believes that no violation has occurred, the General Counsel is not required to take any further action;

•                  any matter that the General Counsel believes is a violation will be reported to the Committee and the Chief Compliance Officer;

•                  if the Committee concurs that a violation has occurred, it will inform the Board, which will consider appropriate action, which may include review of, and appropriate modifications to, applicable policies and procedures; notification to appropriate personnel of the investment adviser or its board; or a recommendation to dismiss the Covered Officer;

•                  the Committee will be responsible for granting waivers, as appropriate; and

•                  any changes to or waivers of this Code will, to the extent required, be disclosed as provided by SEC rules.

V.                                 Other Policies and Procedures

                                                This Code shall be the sole code of ethics adopted by the Funds for purposes of section 406 of the Sarbanes-Oxley Act and the rules and forms applicable to registered investment companies thereunder.  Insofar as other policies or procedures of the Funds, the Funds’ investment adviser or principal underwriter, govern or purport to govern the behavior or activities of the Covered Officers who are subject to this Code, they are superceded by this Code to the extent that they overlap or conflict with the provisions of this Code.  The Funds’ and their investment adviser’s and principal underwriter’s codes of ethics under Rule 17j-1 under the Investment Company Act and the investment adviser’s more detailed policies and procedures set forth in TCW Code of Ethics contained in the TCW Employee Handbook are separate requirements applying to the Covered Officers and others, and are not part of this Code.

VI.                             Amendments

                                                Except as to Exhibit A, material amendments to this Code must be in written form and specifically approved or ratified by a majority vote of a Company’s board, including a majority of independent directors.

VII.                         Confidentiality

                                                All reports and records prepared or maintained pursuant to this Code will be considered confidential and shall be maintained and protected accordingly.  Except as otherwise required by law or this Code, such matters shall not be disclosed to anyone other than the appropriate Board and their counsel and counsel to the Funds.

VIII.                     Internal Use

                                                The Code is intended solely for the internal use by the Funds and does not constitute an admission, by or on behalf of any Company, as to any fact, circumstance, or legal conclusion.

Exhibit A

Persons Covered by this Code of Ethics

William C. Sonneborn

David S. DeVito